                                                                    EXHIBIT 10.6
               [GOOD TIMES DRIVE THRU BURGERS LOGO APPEARS HERE]


March 12, 1999



The Bailey Company, LLLP
601 Corporate Circle
Golden, CO  80401
Attention:  Mr. William D. Whitehurst
            Chief Financial Officer and Vice President

Gentlemen:

          This letter will set forth the agreement between Good Times Restaurants Inc. ("Good Times") and The Bailey Company, LLLP with respect to the purchase by The Bailey Company, LLLP and persons or entities controlling, controlled by or under common control with it, all of which are together hereinafter referred to as "Bailey", of shares of Good Times common stock (the "Stock").

          1. On March 31, 1999, (the "First Closing") Bailey shall purchase from Good Times 100,000 shares of Stock at a purchase price of $3.00 per share for an aggregate purchase price of $300,000. On June 30, 1999, or upon such earlier date as Bailey obtains a loan intended to be utilized in part for the purchase of the Stock (the "Second Closing") Bailey shall purchase from Good Times 250,000 shares of Stock at a purchase price of $3.00 per share for an aggregate purchase price of $750,000. At each Closing, Bailey shall pay the purchase price to Good Times in cash and Good Times shall issue a certificate for the Stock to such entity or entities as designated by Bailey. Notwithstanding the foregoing, Bailey shall not be required to purchase the Stock at the Second Closing if prior thereto there has been a substantial adverse change in the business, financial condition or future prospects of Good Times involving, for example, a disease caused by Good Times' food products, commencement of a bankruptcy proceeding or comparable catastrophic occurrence.

          2. At the Second Closing, Good Times shall issue to Bailey a warrant entitling Bailey to purchase at any time or times on or before March 31, 2004, up to 25,000 shares of common stock of Good Times at a purchase price of $4.00 per

                              Page 9 of 11 Pages
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Mr. William D. Whitehurst
March 12, 1999
Page 2

share (the "Warrant"). Notwithstanding the foregoing, (i) the Warrant shall terminate prior to March 31, 2004, upon any acquisition of substantially all of the assets or capital stock of Good Times (an "Acquisition"); (ii) Bailey shall receive thirty days prior written notice of an Acquisition; and (iii) Bailey shall have the right to exercise the Warrant prior to the closing of an Acquisition. Upon each exercise of the Warrant, Bailey shall pay the Warrant exercise price to Good Times in cash and Good Times shall issue a certificate for the purchased common stock of Good Times to such entity or entities as designated by Bailey. The Warrant shall contain customary anti-dilution provisions with respect to any change in the capital structure of Good Times as a result of a subdivision, combination, reorganization or reclassification of the common stock of Good Times or as a result of a dividend paid in common stock of Good Times. The Warrant shall contain such other terms and conditions as are customary and as are approved by Bailey, with such approval not to be unreasonably withheld.

          3. Bailey understands that the Stock will not have been registered under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption thereunder; that the Stock must be held indefinitely unless a subsequent disposition thereof is so registered or is exempt from such registration; that certificates representing the Stock shall be endorsed with an appropriate legend with respect to the foregoing; and that the Stock shall constitute restricted stock under Rule 144 of the Act. The Stock shall be deemed to constitute additional shares of "Restricted Stock" under the May 31, 1996 Registration Rights Agreement between Good Times and Bailey and shall be entitled to the registration rights afforded Restricted Stock under Section 5 of the Registration Rights Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Stock shall not be sold prior to June 30, 2001 except pursuant to a transaction not involving a public trading market of Good Times or a transaction involving the acquisition of substantially all of the capital stock of Good Times.

          4. Any disagreement between Good Times and Bailey under this letter agreement or with respect to the Stock shall be resolved by arbitration in accordance with the Colorado Uniform Arbitration Act in Denver, Colorado.

          5. Good Times and Bailey shall from time to time execute any additional documents as may reasonably be required to carry out the intention and provisions of this letter agreement.

          6. The terms and conditions of this letter agreement shall bind and inure to the benefit of Good Times and Bailey and their respective successors and assigns.

                              Page 10 of 11 Pages
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Mr. William D. Whitehurst
March 12, 1999
Page 3

          7. Good Times and Bailey acknowledge that the provisions of this letter agreement have been unanimously approved by the Board of Directors of Good Times at a meeting in which Directors representing Bailey did not participate, and have been approved by the Board of Directors of The Erie County Investment Co., the general partner of Bailey.

          If this letter correctly sets forth our agreement, please sign and return the attached copy hereof.

Very truly yours,

GOOD TIMES RESTAURANTS INC.



By /s/ Boyd E. Hoback
   -------------------------
   President


Agreed to this 16th day of March, 1999

THE BAILEY COMPANY, LLLP

By:  The Erie County Investment Co.
Its.:  General Partner



By: /s/ David E. Bailey
   ---------------------------
   David E. Bailey, President

                              Page 11 of 11 Pages